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                                                                     EXHIBIT 5.L


                                AMENDMENT NO. 1
                                      TO
                       INVESTMENT MANAGEMENT AGREEMENTS

The four Investment Management Agreements by and between John Hancock Variable Series Trust I and John Hancock Mutual Life Insurance Company (dated April 12, 1988, April 12, 1988, April 15, 1994 and March 14, 1996, respectively) are hereby amended as follows:

A. Each said Agreement is amended, effective July 1, 1997, by deleting Sections 2 and 3 thereof in their entirety and substituting the following :

     2.  PROVISION OF INVESTMENT MANAGEMENT SERVICES.

          JHMLICO will provide to the Portfolios a continuing and suitable investment program consistent with the investment policies, objectives and restrictions of the Series. JHMLICO will manage the investment and reinvestment of the assets in the Portfolios, and perform the other functions set forth below, subject to the overall supervision, direction, control and review of the Board of Trustees of the Series and, as in effect from time to time, the provisions of the Series' Declaration of Trust, Bylaws, prospectus, statement of additional information, the 1940 Act and all other applicable laws and regulations (including any applicable investment restrictions imposed by state insurance laws and regulations) or any directions or instructions delivered to JHMLICO in writing by the Series from time to time.

     Except to the extent that the Board of Trustees approves performance of any of the following functions by any custodian, transfer agent, independent counsel, or other independent agent, JHMLICO will, with respect to the
     Portfolios:
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      (a)  advise the Series in connection with policy decisions to be made by its Board of Trustees or any committee thereof and, upon request, furnish the Series with research, economic and statistical data in connection with the Series' investments and investment policies;

      (b)  provide administration of the day to day operations of the Series;

      (c) submit such reports relating to the valuation of the Series' securities as its Board of Trustees may reasonably request;

      (d) assist the Series in any negotiations relating to its investments with issuers, investment banking firms, securities brokers or dealers and other institutions or investors and place orders for purchases and sales of portfolio investments;

      (e) provide office space and office equipment and supplies (including telephone and other utility services), accounting and data processing equipment and necessary executive, legal, accounting, clerical and secretarial personnel for the administration of the affairs of the Series;

      (f) maintain and preserve the records required by the 1940 Act to be maintained and preserved by the Series, to the extent not maintained by the Series' custodian, distributor, transfer agent or any Sub-Investment Manager;

      (g) oversee, and use its best efforts to assure the performance of all the activities and services of any custodian, distributor, transfer agent or other similar agent retained by the Series;

      (h) value the assets and liabilities of the Series, compute the daily income, net asset value and yield of each Portfolio; and
   (i)  supervise the activities of each Sub-Investment Manager.
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     The Series will provide timely information to JHMLICO regarding such matters as purchases and redemptions of shares in each Portfolio and the cash requirements of, and cash available for investment in, each Portfolio, and all other information as may be reasonably necessary or appropriate in order for JHMLICO to perform its responsibilities hereunder.

   3.  ALLOCATION OF EXPENSES.
      Except as set forth below, each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder.
      (a)  The Series agrees to assume the Portfolios' share of the expense of:

        (i) brokerage commissions for transactions in the portfolio investments of the Series and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

        (ii)   the advisory fees called for in this Agreement;

        (iii) all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Series to federal, state or other governmental agencies, and the expenses and costs associated with the preparation and filing of all tax returns;

        (iv)   interest payable on the Series' borrowings;

        (v) extraordinary or non-recurring expenses, such as legal claims and liabilities and litigation costs and indemnification payments by the Series in connection therewith;

        (vi) the charges and expenses of any custodian or depository appointed by the Series for the safekeeping of its cash, portfolio securities and other property, for providing accounting and valuation services, and for monitoring compliance with federal laws and regulations, subject to the
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Board of Trustees' approval as to the scope of such accounting, valuation, and monitoring functions;
        (vii)   the charges and expenses of its independent auditors;

        (viii)  the cost of the fidelity bond required by 1940 Act Rule 17g-l;

        (ix) the compensation and travel expenses of trustees who are not "interested persons" within the meaning of the 1940 Act;

        (x) the expenses in preparing, printing and distributing voting instruction information statements to persons entitled to give voting instructions in tabulating proxy votes and in printing and distributing to policyowners and contractowners annual and semi-annual reports;

        (xi) fees and costs for legal services provided to or on behalf of the Series (including fees and costs of independent counsel and an allocable portion of the cost of JHMLICO's Law Department rendering such services) (For this purpose, "legal services" includes (but is not limited to) the services of such independent counsel or Law Department employees in the course of administering the business and affairs of the Series.);

        (xii) charges of any independent agents (other than independent counsel) approved by the Board of Trustees;

        (xiii) the fees and expenses involved in registering and maintaining registrations of the Series and its shares with the Securities and Exchange Commission and various states and other jurisdictions; and

        (xiv) membership or association dues for the Investment Company Institute, the National Association of Variable Annuities, or similar trade association or for any self-regularly organization.

        (b) To the extent not assumed by the Series pursuant to (a) above, JHMLICO agrees to assume the Portfolios' share of the expense of:
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        (i)     the charges and expenses of any registrar, stock transfer or dividend disbursing agent ;

        (ii) the cost of any stock certificates representing shares of the Series;

        (iii) the expenses of shareholders' meetings; trustees' meetings; printing and distributing Prospectuses and statements of additional information to prospective and existing policyowners and contractowners; preparing, printing, and distributing any advertising or sales literature to prospective and existing policyowners and contractowners; and any other activity and related legal services primarily intended to result in the sale of the Series' shares;

        (vi) the expense of furnishing each shareholder statements of account; and

        (v) the cost of and any errors and omissions insurance or other liability insurance covering the Series and/or its officers, directors and employees.

        (vi) fees and costs of independent counsel to Series not incurred in the actual conduct of the Series' affairs.

B. The Investment Management Agreement dated April 15, 1994 is amended, effective May 1, 1997, so as to reduce the investment advisory fee payable for the Short-Term U.S. Government Portfolio (as expressed in item (a) of Section 5 of said Agreement) from that currently in effect to an effective annual rate of 0.30% of Current Net Assets.

C. The Investment Management Agreement dated March 14, 1996 is amended, effective May 1, 1997, so as to reduce the investment advisory fee payable for the Equity Index Portfolio (as expressed in item (i) of Section 5 of said Agreement) from that currently in effect to an effective rate of (i) 0.20% on an annual basis of the first $75,000,000 of the Current Net Assets of such Portfolio; (ii) 0.19% on an annual basis of that portion of the Current Net Assets of such Portfolio in excess of $75,000,000 and not over $125,000,000; and (iii) 0.18% on an annual basis of that portion of the Current Net Assets of such Portfolio in excess of $125,000,000.

All other terms and provisions of the Investment Management Agreements shall remain unchanged and in full force and effect
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and to take effect on the date hereinabove specified.

                     JOHN HANCOCK VARIABLE SERIES TRUST I

ATTEST:

_____________________________         By:______________________________

_____________________________         Title:___________________________


                  JOHN HANCOCK MUTUAL LIFE INSURANCE COMPANY

ATTEST:

_____________________________         By:______________________________

_____________________________         Title:___________________________